Exhibit 1.01 to Form SD

DexCom, Inc.
Conflict Minerals Report
For the Reporting Period from January 1, 2023 to December 31, 2023

This Conflict Minerals Report (“CMR”) has been prepared by DexCom, Inc. (herein referred to, alternatively, as “Dexcom,” “we,” “our” and “us”) for the reporting period from January 1, 2023 to December 31, 2023. This CMR is presented to comply with Rule 13p-1 (“Rule 13p-1”) promulgated under the Securities Exchange Act of 1934, as amended. The Securities and Exchange Commission (“SEC”) adopted Rule 13p-1 to impose certain reporting obligations on SEC registrants whose manufactured products contain “conflict minerals” that are necessary to the functionality or production of their products. “Conflict minerals” are currently defined by the SEC as cassiterite, columbite-tantalite (coltan), gold, wolframite, or their derivatives, which the SEC has currently limited to tin, tantalum, and tungsten.
To comply with Rule 13p-1, we conducted a reasonable country of origin inquiry (“RCOI”) and due diligence on the origin, source and chain of custody of the conflict minerals that were necessary to the functionality or production of the products that we manufactured or contracted to manufacture to ascertain whether these conflict minerals originated in the Democratic Republic of the Congo or an adjoining country (collectively, “Covered Countries”) and directly or indirectly financed or benefited armed groups (as defined in Section 1, Item 1.01(d)(2) of Form SD) in any of these countries.
Pursuant to guidance issued by the SEC's Division of Corporation Finance on April 29, 2014 and the SEC order issued May 2, 2014, Dexcom is not required to describe any of its products as “DRC conflict free” (as defined in Section 1, Item 1.01(d)(4) of Form SD), “DRC conflict undeterminable” (as defined in Section 1, Item 1.01(d)(5) of Form SD) or “having not been found to be ‘DRC conflict free,’” and therefore makes no conclusion in this regard in the report presented herein. Furthermore, given that Dexcom has not voluntarily elected to describe any of its products as “DRC conflict free,” an independent private sector audit of the report presented herein has not been conducted.

I. Company Overview
Dexcom is a medical device company primarily focused on the design, development and commercialization of continuous glucose monitoring (“CGM”), systems for the management of diabetes by patients, caregivers, and clinicians around the world. Our products include the Dexcom G6® integrated Continuous Glucose Monitoring System, the Dexcom G7® , and the Dexcom One®. In March 2024, we also received marketing clearance from the FDA on Stelo, our new 15-day sensor designed for people with Type 2 diabetes who do not use insulin, as the first glucose biosensor that does not require a prescription.

II. Manufacturing
We currently manufacture our products at our headquarters in San Diego, California, and at our manufacturing facilities in Mesa, Arizona and Penang, Malaysia. We manufacture our current CGM systems with certain components supplied by outside vendors and other components that we manufacture internally. Key components that we manufacture internally include our wire-based sensors. The remaining components and assemblies are purchased from outside vendors. We then assemble, test, package and ship the finished systems, which may include a reusable transmitter, a receiver and disposable sensors.
We purchase certain components and materials used in manufacturing from single sources due to quality considerations, costs or constraints resulting from regulatory or other requirements. As of December 31, 2023, those single sources include suppliers of application-specific integrated circuits that are incorporated into transmitters, and certain polymers used to synthesize polymeric biointerface membranes for our products.

III. Conflict Minerals Analysis and Reasonable Country of Origin Inquiry
Based upon a review of our products and our RCOI, we have concluded that:
•our products contain conflict minerals that are necessary to the production or functionality of such products; and
•we are unable to determine whether the conflict minerals present in our products originated in the Covered Countries.

We are therefore required by Rule 13p-1 to file with the SEC a Form SD and this Conflict Minerals Report as an exhibit thereto.
We undertook a RCOI that consisted principally of submitting to our suppliers the conflict minerals reporting template (the “CMRT”) prepared by the Responsible Minerals Initiative (“RMI”), an initiative of the Responsible Business Alliance and Global e-Sustainability Initiative. We submitted the RMI Template to all of our first tier suppliers of components. We then reviewed all responses for completeness, reasonableness, and consistency, and followed up for corrections and clarifications as we determined appropriate.
Based on our RCOI, we were unable to determine whether the conflict minerals used in our products originated in a Covered Country or are from recycled or scrap resources.

IV. Due Diligence Measures Undertaken
We designed our due diligence process based on the five-step framework set forth in the Third Edition of the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the supplements thereto (the “OECD Guidance”).
OECD Guidance Step #1: Establish Strong Company Management Systems
•Dexcom maintains a Conflict Minerals Policy (the “Conflict Minerals Policy”) that sets forth (i) its commitment to responsible sourcing, and (ii) its policies and practices with respect to the engagement of suppliers and the implementation of risk mitigation measures. The Conflict Minerals Policy can be found on our website at https://investors.dexcom.com/corporate-governance.
•The implementation of Dexcom’s RCOI and the conducting of due diligence on the source and chain of custody of Dexcom’s necessary conflict minerals are managed by Dexcom’s operations department, with assistance from Dexcom's finance and legal departments. The Nominating and Governance Committee (the “Nominating Committee”) of our Board of Directors (the “Board”) exercises oversight and review with respect to these processes. To the extent that red flags or other material issues are identified in the RCOI process, these issues and red flags will be addressed first by the responsible individuals within the compliance, operations, finance and legal departments and then, if necessary, subsequently reported to and reviewed by the Nominating Committee at regularly scheduled meetings of the Nominating Committee.
•The compliance, operations, finance and legal staff responsible for conflict minerals compliance (i) have experience regarding conflict minerals compliance and (ii) are required to be familiar with Dexcom’s Conflict Minerals Policy and with Dexcom’s conflict minerals-related processes and procedures.
•Records of material conflict minerals-related documentation are maintained electronically by Dexcom for a period of five (5) years from the date of creation.
•Dexcom’s suppliers are provided with a copy of the Conflict Minerals Policy.
•Interested parties can report improper activities in violation of the Conflict Minerals Policy or the Conflict Minerals Rules at https://www.dexcom.com/compliance-helpline. All reported activities will be reviewed by the appropriate individuals within the compliance, operations, finance and legal departments.
OECD Guidance Step #2: Identify and Assess Risk in the Supply Chain
•Dexcom requests that its first tier suppliers, identified as a result of Dexcom’s RCOI process, complete in full the CMRT. The CMRT is used to provide Dexcom with information regarding those suppliers’ practices with respect to the sourcing of conflict minerals to enable it to comply with its requirements under Rule 13p-1.
•Dexcom’s operations department, with the assistance of Dexcom's finance and legal departments, manage the collection of information reported on the CMRT by its suppliers.
•Dexcom utilizes a series of escalating responses to address the failure of a supplier to provide the information required by the CMRT.
OECD Guidance Step #3: Design and Implement a Strategy to Respond to Identified Risks
•If, on the basis of red flags that are identified as a result of either (i) the supplier data acquisition or engagement processes or (ii) the receipt of information from other sources, Dexcom determines that there is a reasonable risk that a supplier is sourcing conflict minerals that are directly or indirectly financing or benefiting armed groups, Dexcom will enforce the Conflict Minerals Policy and the Conflict Minerals Contractual Provision binding such supplier (if any) by means of a series of escalations.

•Such escalations may range from prompt engagement with the supplier to resolve the sourcing issue, to requiring such supplier to implement a risk management plan (which plan may involve, as appropriate, remedial action up to and including disengagement from upstream suppliers), to disengagement by Dexcom from the applicable supplier.
OECD Guidance Step #4: Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain
Given that we do not have a direct relationship with the smelters and refiners that process the conflict minerals that are present in our products, we rely on the RMI for information regarding the origin of the conflict minerals used in our products.
OECD Guidance Step #5: Report on Supply Chain Due Diligence
As required by Rule 13p-1, we have filed a Form SD and this Conflict Minerals Report as an exhibit thereto for the 2023 reporting year. The Form SD and Conflict Minerals Report are also available on our website at https://investors.dexcom.com/sec-filings.

V. Results of RCOI and Due Diligence
We identified 104 suppliers who fell within the scope of our RCOI based on the type of component or part being supplied and the likelihood that the component or part contained a conflict mineral. We sent the CMRT to those 104 suppliers and received responses from 102 of them. Dexcom’s suppliers identified the names of approximately 362 smelters and refiners from which they source conflict minerals that appear on the RMI’s Smelter Reference List (the “Smelter Reference List”), and of those smelters and refiners, approximately 239, or approximately 66%, have successfully completed an assessment against the applicable RMI Responsible Minerals Assurance Process standard or an equivalent cross-recognized standard.
Based on our due diligence efforts, we were not able to conclusively determine the country of origin or mine or location of origin of the conflict minerals in our products.

VI. Steps to Mitigate Risk
Dexcom intends to take the following steps to mitigate the risk that its necessary conflict minerals benefit armed groups:
•Continue to engage with suppliers to obtain complete CMRTs;
•Encourage the development of supplier capabilities to perform conflict-minerals related due diligence; and
•Provide ongoing training regarding emerging best practices and other relevant topics to compliance, operations, finance and legal staff responsible for conflict minerals compliance.
FORWARD-LOOKING STATEMENTS
Statements relating to due diligence improvements and certain other statements herein are forward-looking in nature and are based on Dexcom’s management's current expectations or beliefs. These forward-looking statements are not purely historical and reflect Dexcom's or its management's intentions, beliefs, expectations and strategies for the future. These forward-looking statements fall within the meaning of the federal securities laws that relate to future events. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “potential” or “continue” or the negative of these terms or other comparable terminology. Forward-looking statements are made as of the date of this report, deal with future events, are subject to various risks and uncertainties, and actual results could differ materially from those anticipated in those forward-looking statements. The risks and uncertainties that could cause actual results to differ materially are more fully described under “Risk Factors” in our periodic reports filed with the SEC, including without limitation our annual report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 8, 2024, our quarterly report on Form 10-Q for the quarterly period ended March 31, 2024, as filed with the SEC on April 25, 2024, and the other reports we file with the SEC. We assume no obligation to update any of the forward-looking statements after the date of this report or to conform these forward-looking statements to actual results.
DOCUMENTS INCORPORATED BY REFERENCE
Unless otherwise stated herein, any documents, third party materials or references to websites (including Dexcom’s) are not incorporated by reference in, or considered to be a part of this CMR, unless expressly incorporated by reference herein.
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